UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 30, 2004

Commission File Number: 0-17821

ALLION HEALTHCARE, INC.
(Exact Name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	11-2962027 (I.R.S. Employer Identification No.)

1660 Walt Whitman Road, Suite 105, Melville, NY 11747
(Address of principal executive offices)

Registrant’s telephone number, including area code: (631) 547-6520

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_|	Written communication pursuant to Rule 425 under Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 1.01 Entry into a Material Definitive Agreement

On November 30, 2004 Allion Healthcare, Inc. (“Allion”) entered into a letter of intent (“LOI”) to acquire Specialty Pharmacies, Inc. (“Specialty”), a California-based company specializing in HIV/AIDS pharmacy services. Under the non-binding terms of the LOI, we have proposed to acquire all of the outstanding shares of Specialty for approximately $9.7 million.

Under the binding terms of the LOI, Specialty has agreed not to pursue any alternative transactions and to work exclusively with Allion on the proposed sale until January 15, 2005. We have the right to extend this exclusivity period for up to three successive 10-day periods. During the exclusivity period, we intend to conduct due diligence and negotiate definitive agreements for the acquisition.

Upon signing of the LOI, we paid Specialty a $300,000 deposit, which will be applied to the purchase price at closing. If the transaction is not completed primarily due to the fault of Allion, we will forfeit the deposit. If we want to extend the exclusivity period with Specialty beyond January 15, we are required to increase the deposit by $100,0000 for each 10-day extension.

Specialty reported unaudited sales of approximately $16.9 million for the twelve month period ended December 31, 2003 and approximately $19.4 million of unaudited sales for the nine month period ended September 30, 2004. Specialty provides pharmacy services similar to Allion which focus on HIV/AIDS patients. This acquisition will significantly expand Allion’s operations and patient base in the San Francisco market. We may not reach a definitive agreement on this proposed acquisition, and we may not complete the transaction on the terms outlined above or at all.

Separately, we are currently engaged in discussions with several existing and potential new stockholders about a private placement of a new series of Allion preferred stock to raise additional funds that would be used, in part, to help fund the proposed acquisition of Specialty. The amount, terms and timing of such a financing transaction are uncertain, and we may not be able to complete such a stock sale at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 3, 2004

ALLION HEALTHCARE, INC., AND SUBSIDIARIES (Registrant)

By:	/s/ James G. Spencer
James G. Spencer Chief Financial Officer, Secretary, and Treasurer